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July 19, 2001

PRIVATE AND CONFIDENTIAL
------------------------

General Electric Capital Corporation
260 Long Ridge Road
Stamford, CT 06927

Attention:        Mr. Michael Neal, President

Ladies and Gentlemen:

                  In connection with the consideration by General Electric Capital Corporation (referred to herein as "you" or "your") of a potential negotiated transaction (a "Transaction") involving Heller Financial, Inc. (the "Company"), you have requested certain information concerning the Company. As a condition to our furnishing such information to you, you agree, as set forth below, to treat confidentially such information and any other information furnished to you by us or by our directors, officers, employees, agents, affiliates (such term as used herein to have the meaning accorded such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or representatives (collectively, "Company Representatives"), whether furnished before or after the date of this Agreement, together with all analyses, compilations, studies or other documents or records prepared by you, or by your directors, officers, employees, agents, subsidiaries or representatives (collectively, "Representatives"), which contain or otherwise reflect or are generated from such information (collectively, the "Evaluation Material").

                  You agree that the Evaluation Material will not be used other than for the purpose described above. You also acknowledge that certain of the Evaluation Material may constitute competitively sensitive business information of the Company, and that you agree to take adequate measures to ensure that such material is only used for the purposes described above. You further agree that such information will be kept confidential by you and your Representatives; PROVIDED, HOWEVER, that (i) any of such information may be disclosed to your Representatives in connection with the purpose described above (it being understood that (a) such Representatives shall be informed by you of the confidential nature of such information, shall be directed by you to treat such information confidentially and not to use it other than for the purpose described above and shall agree to be bound by the terms of this Agreement, and
(b) in any event, you shall be responsible for any breach of this Agreement by any of your Representatives), and (ii) any other disclosure of such information may be made if we have, in advance, consented to such disclosure in writing. You will make all reasonable, necessary and appropriate efforts to safeguard the Evaluation Material to the same extent as you safeguard your own competitively sensitive and confidential business information from disclosure to anyone other than as permitted hereby.

                  In addition, without the prior written consent of the other, except as required by law, each of us will not, and will direct our Representatives and Company

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Representatives, respectively, not to, disclose to any person other than our own
Representatives and Company Representatives, respectively, either the fact that the Evaluation Material has been made available to you or that this Agreement exists or that discussions are taking place between you and us concerning a possible transaction, or other facts with respect to such discussion, including the status thereof. The term "person" as used in this letter shall be interpreted very broadly and shall include without limitation any corporation, company, partnership, individual or group.

                  Notwithstanding the foregoing, if you or any of your Representatives is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material. you will promptly notify us of such request or requirement so that we may seek an appropriate protective order and/or waive your compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, you or any of your Representatives is nonetheless, in the reasonable written opinion of your counsel, compelled to disclose Evaluation Material, you or such Representative, after notice to us, may disclose such information. You shall cooperate in good faith with our efforts to obtain reliable assurance that confidential treatment will be accorded the Evaluation Material so disclosed.

                  This Agreement shall be inoperative as to particular portions of the Evaluation Material if such information (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was available to you on a non-confidential basis prior to its disclosure to you by us or our Representatives, or (iii) becomes available to you on a non-confidential basis from a source other than us or our Representatives, PROVIDED that such source is not bound by a confidentiality agreement with us or our Representatives or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation of which we are aware after due inquiry. The fact that information included in the Evaluation Material is or becomes otherwise available to you or your Representatives under clauses (i) through (iii) above shall not relieve you or your Representatives of the prohibitions of the confidentiality provisions of this Agreement with respect to the balance of the Evaluation Material.

                  You will promptly, upon our request for any reason whatsoever, deliver to us all documents furnished by us or our Company Representatives to you or your Representatives constituting Evaluation Material, without retaining copies thereof. In such case, all other documents constituting Evaluation Material will be destroyed by you, except as required by applicable law. Upon request, such destruction will be confirmed by you to us in writing.

                  You further understand that we do not make any representation or warranty, either express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither we nor any of our Company Representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material by you or your Representatives.


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                  In consideration of the Evaluation Material being furnished to you and your Representatives hereunder, you agree that, for a period of eighteen months from the date hereof, neither you nor any of your subsidiaries nor any person acting on their behalf will, directly or indirectly, solicit to employ or employ any of our officers or employees, so long as they are employed by us or an affiliate of us, or encourage such person to terminate such employment with us or such affiliate, (in any such case other than as may occur incidentally and as a result of general advertising or other general or mass solicitation or a general search by an executive recruiting firm not directed specifically at the Company) without obtaining our prior written consent.

                  In consideration of the Evaluation Material being furnished to you, you hereby further agree that, without the prior consent of the Company or The Fuji Bank (including its successors, "Fuji"), for a period of two years from the date hereof, neither you nor any of your Representatives or affiliates (as such term is defined in Rule 1 2b-2 under the Securities Exchange Act of 1934, as amended), acting alone or as part of a group" (as defined in Section 13(d)(3) of the Securities Exchange Act, as amended), will (1) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or securities convertible into voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or of any subsidiary or division thereof or of any such successor or controlling person, (2) propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries, (3) otherwise seek to influence or control, in any manner whatsoever (including proxy solicitation or otherwise), the management or policies of the Company, (4) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets, or (5) assist, advise or encourage (including by knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing; PROVIDED, FURTHER, that (i) the restrictions of this paragraph shall not prohibit you from making a confidential request of the Company or Fuji to give their consent as referred to above and (ii) the restrictions of this paragraph shall not prohibit you and your subsidiaries from engaging in investment, money management and other similar ordinary course of business activities with respect to or involving the acquisition of the securities of the Company in the ordinary course of their businesses (including without limitation, transactions (a) involving investment portfolios of pension and mutual funds, insurance and investment companies which are subsidiaries (where the individuals making the decisions with respect to such activities (X) do not have access to, or knowledge of, any confidential information included in, the Evaluation Material and (Y) have not been informed that you are or were evaluating a Transaction). You hereby acknowledge that you are aware and that you will advise your Representatives that the federal and state securities laws prohibit any person who has material, nonpublic information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.


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                  It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                  You and we each acknowledge and agree that the other would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by you or we, respectively. It is accordingly agreed each of us shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which each of us may be entitled, at law or in equity. You and we each agree to waive, and to cause our Representatives and Company Representatives, respectively, to waive, any requirement for the securing or posting of any bond in connection with such remedy.

                  This Agreement shall constitute the entire agreement between you and us with regard to the subject matter hereof. No modification, amendment or waiver shall be binding without the written consent of each of us. This Agreement shall inure to the benefit of and be binding upon your and our respective successors and assigns.

                  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State without regard to conflicts of law principles thereof.

                  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.

                  If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter, whereupon this letter will constitute our agreement with respect to the subject matter hereof.


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                  This Agreement shall terminate on the third anniversary
hereof.

                                             Very truly yours,

                                             HELLER FINANCIAL, INC.


                                             By /s/ Robert E. Radway
                                                ------------------------------
                                                Name:  Robert E. Radway
                                                Title: Executive Vice President

Agreed to and Accepted:

GENERAL ELECTRIC CAPITAL CORPORATION


By /s/ Mark H.S. Cohen
   ------------------------
   Name:  Mark H.S. Cohen
   Title: Vice President



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